Exhibit 99.2

Silo Pharma Announces Closing of $2 Million Registered Direct Offering Priced At-The-Market Under Nasdaq Rules

SARASOTA, FL, June 6, 2024 (GLOBE NEWSWIRE) -- Silo Pharma, Inc. (Nasdaq: SILO) (“Silo” or the “Company”), a developmental stage biopharmaceutical company focused on developing novel formulations and drug delivery systems for traditional therapeutics and psychedelic treatments, today announced the closing of its previously announced registered direct offering priced at-the-market under Nasdaq rules for the purchase and sale of 917,432 shares of common stock (or common stock equivalents in lieu thereof) at a purchase price of $2.18 per share (or per common stock equivalent in lieu thereof). In a concurrent private placement, the Company issued unregistered warrants to purchase up to 917,432 shares of common stock at an exercise price of $2.06 per share that are immediately exercisable upon issuance and will expire five years following the date of issuance.

H.C. Wainwright & Co. acted as the exclusive placement agent for the offering.

The gross proceeds to the Company from the offering were approximately $2 million before deducting placement agent fees and other offering expenses payable by the Company. The Company intends to use the net proceeds from the offering for working capital and general corporate purposes.

The common stock (or common stock equivalents) (but not the unregistered warrants and the shares of common stock underlying the unregistered warrants) described above were offered by the Company pursuant to a “shelf” registration statement on Form S-3 (File No. 333-276658) that was declared effective by the Securities and Exchange Commission (the “SEC”) on January 30, 2024. The offering of the shares of common stock (or common stock equivalents) was made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and accompanying prospectus relating to the registered direct offering was filed with the SEC. Electronic copies of the final prospectus supplement and accompanying prospectus may be obtained on the SEC’s website at http://www.sec.gov or by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, New York 10022, by phone at (212) 856-5711 or e-mail at placements@hcwco.com.

The unregistered warrants described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated thereunder and, along with the shares of common stock underlying such unregistered warrants, have not been registered under the Securities Act, or applicable state securities laws. Accordingly, the unregistered warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Silo Pharma

Silo Pharma Inc. (Nasdaq: SILO) is a developmental stage biopharmaceutical company developing novel therapeutics that address underserved conditions including stress-induced psychiatric disorders, chronic pain conditions, and central nervous system (CNS) diseases. Silo focuses on developing traditional therapies and psychedelic treatments in novel formulations and drug delivery systems. The Company’s lead program, SPC-15, is an intranasal treatment targeting PTSD and stress-induced anxiety disorders. SP-26 is a time-release ketamine-loaded implant for fibromyalgia and chronic pain relief. Silo’s two preclinical programs are SPC-14, an intranasal compound for the treatment of Alzheimer’s disease, and SPU-16, a CNS-homing peptide targeting multiple sclerosis (MS). Silo’s research and development programs are conducted through collaborations with Columbia University and the University of Maryland, Baltimore. For more information, visit www.silopharma.com and connect on social media at LinkedIn, X, and Facebook.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of words “could”, “believe”, “anticipate”, “intend”, “estimate”, “expect”, “may”, “continue”, “predict”, “potential”, and similar expressions that are intended to identify forward-looking statements. Such statements involve known and unknown risks, uncertainties, and other factors that could cause the actual results of Silo Pharma, Inc. (“Silo” or “the Company”) to differ materially from the results expressed or implied by such statements, including statements pertaining to the intended use of proceeds from the offering, changes to anticipated sources of revenues, future economic and competitive conditions, difficulties in developing the Company’s technology platforms, retaining and expanding the Company’s customer base, fluctuations in consumer spending on the Company’s products and other factors. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company disclaims any obligations to publicly update or release any revisions to the forward-looking information contained in this presentation, whether as a result of new information, future events, or otherwise, after the date of this presentation or to reflect the occurrence of unanticipated events except as required by law.

Contact

800-705-0120 investors@silopharma.com